Exhibit 99.1

News Release

Investor Relations: Sara Gubins, +1 646 654 8153

Media Relations: Anne Taylor Adams, +1 646 654 5759

NIELSEN REPORTS 4th QUARTER AND FULL YEAR 2017 RESULTS

New York, USA – February 8, 2018 – Nielsen Holdings plc (NYSE: NLSN) today announced its fourth quarter and full year 2017 results. Revenues were $1,761 million for the fourth quarter of 2017, up 6.3%, or 4.2% on a constant currency basis, compared to the fourth quarter of 2016. Revenues were $6,572 million for the full year of 2017, up 4.2%, or 3.8% on a constant currency basis compared to 2016.

“We executed well on our key initiatives in Watch and Buy while contending with rapidly changing markets in 2017. In 2018, we’ll continue to invest in innovation to drive growth and efficiency as we proceed on the path towards 2020,” said Mitch Barns, Chief Executive Officer of Nielsen.

Barns continued, “In Watch, we had a strong year. Our teams were relentless in their efforts to enhance our Total Audience Measurement system and drive client adoption across all of its components. As the market further evolves due to ongoing media fragmentation, Total Audience Measurement will serve as the foundation for our future, providing the measurement capability, scale, and flexibility necessary to best meet our clients’ needs. In Buy, we remain well positioned in Emerging Markets due to our investments in coverage and our balanced client portfolio. In Developed Markets, the U.S. remains under pressure as clients persist in seeking efficiencies in their own businesses in a difficult growth environment. We continue to drive the rollout of the Connected System and increase coverage and granularity within our Total Consumer initiative, both of which will enable us to drive growth for Nielsen and our clients despite the environment.”

Fourth Quarter 2017 Operating Results

Revenues within the Watch segment for the fourth quarter of 2017 increased 15.9% to $913 million, or 14.8% on a constant currency basis, compared to the fourth quarter of 2016. Excluding the acquisition of Gracenote completed on February 1, 2017, Watch revenues increased 7.4%, or 6.4% on a constant currency basis. Audience Measurement of Video and Text revenues increased 20.6%, or 19.2% on a constant currency basis. Excluding the acquisition of Gracenote, Audience Measurement of Video and Text revenues increased 7.7%, or 6.5% on a constant currency basis, primarily due to our ongoing investments and continued client adoption of our Total Audience Measurement system. Audio revenues increased 9.2% on a reported and constant currency basis for the fourth quarter of 2017 due to timing of deliveries. Marketing Effectiveness revenues increased by 36.1%, or 32.9% on a constant currency basis, driven by continued strength in our product initiatives, including data deliveries and consistent investment in our product portfolio. Other Watch revenues decreased 34.8%, or 33.8% on a constant currency basis, due to continued portfolio pruning.

Revenues within the Buy segment for the fourth quarter of 2017 decreased 2.3% to $848 million, or 5.3% on a constant currency basis, compared to the fourth quarter of 2016. Buy emerging markets revenues increased 7.4%, or 4.8% on a constant currency basis, as our global footprint, coverage expansion, and broad product offerings continued to position us well with both local and multinational clients in these markets. Buy revenues in developed markets decreased 3.3%, or 6.7% on a constant currency basis, due to continued softness in our U.S. market. Revenues in Corporate Buy decreased by $23 million, or 57.5% on a reported and constant currency basis, primarily due to divestitures in December 2016.

Net income for the fourth quarter of 2017 decreased 49.1%, or 50.6% on a constant currency basis, to $81 million, compared to $159 million in the fourth quarter of 2016.  Net income per share on a diluted basis was $0.23 per share, compared to $0.44 for the fourth quarter of 2016.  During the fourth quarter of 2017, the company recorded a provisional non-cash tax charge of $104 million, or $0.29 per share.  Excluding this expense, net income per share on a diluted basis was $0.52 per share, an increase of 18.2% percent year-on year, as referenced in the “Certain Non-GAAP Measures” section.  The provisional tax charge was incurred as a result of the recently enacted Tax Cuts and Jobs Act ("TCJA") and includes a one-time repatriation tax.  This provisional amount is subject to adjustment during a measurement period of one year following the enactment of TCJA, as provided by recent Securities and Exchange Commission (“SEC”) guidance.

Adjusted EBITDA for the fourth quarter of 2017 increased 5.7%, or 3.8% on a constant currency basis, to $579 million, compared to the fourth quarter of 2016. Adjusted EBITDA margins contracted 21 basis points, or 14 basis points on a constant currency basis, to 32.9%, due to our investments in growth and efficiency initiatives.

Year Ended December 31, 2017 Operating Results

Revenues for the full year increased 4.2%, or 3.8% on a constant currency basis, to $6,572 million.

Revenues within the Watch segment increased 11.9%, or 11.7% on a constant currency basis, to $3,341 million. Excluding the acquisition of Gracenote, Watch revenues increased 4.7%, or 4.5% on a constant currency basis. Audience Measurement of Video and Text revenues increased 16.7%, or 16.3% on a constant currency basis. Excluding the acquisition of Gracenote, Audience Measurement of Video and Text revenues increased 5.8%, or 5.5% on a constant currency basis, primarily due to our ongoing investments and continued client adoption of our Total Audience Measurement system. Audio revenues increased 0.2% on a reported and constant currency basis. Marketing Effectiveness revenues increased by 22.0%, or 21.1% on a constant currency basis, driven by continued strength in audience-based solutions, including data deliveries, that help advertisers and publishers measure the return on investment in media spend and investments in our product portfolio. Other Watch revenues decreased 18.0%, or 16.5% on a constant currency basis, due to continued portfolio pruning.

Revenues within the Buy segment decreased 2.7%, or 3.3% on a constant currency basis, to $3,231 million. Buy emerging markets revenues increased 9.5%, or 8.8% on a constant currency basis, driven by our continued investment in coverage, which resulted in broad based demand for our services with both our multinational and local clients. Buy revenues in developed markets decreased 4.6%, or 5.2% on a constant currency basis, due to continued softness in our U.S. market. Revenues in Corporate Buy decreased by $95 million, or 58.3% on a reported and constant currency basis, primarily due to divestitures in December 2016.

Net income for the year decreased 14.5%, or 16.2% on a constant currency basis, to $429 million, compared to $502 million in the 2016. Net income per share on a diluted basis was $1.20, compared to $1.39 in 2016. These decreases were driven by the enactment of the TCJA, as further discussed above, which resulted in the Company recording a net charge of $104 million, or $0.29 per share, during 2017. Excluding this expense, net income per share on a diluted basis was $1.49 per share.

Adjusted EBITDA for the year increased 5.0%, or 4.3% on a constant currency basis, to $2,035 million. Adjusted EBITDA margins grew 24 basis points, or 15 basis points on a constant currency basis, to 31.0%, driven by the operating leverage of our business and our efficiency initiatives.

Financial Position

As of December 31, 2017, Nielsen’s cash and cash equivalents were $656 million and gross debt was $8,441 million. Net debt (gross debt less cash and cash equivalents) was $7,785 million and our net debt leverage ratio was 3.83x at the end of 2017. Net capital expenditures were $447 million for the full year of 2017, compared to $391 million in 2016. Cash taxes were $232 million for the full year of 2017, compared to $157 million in 2016.

Cash flow from operations increased to $1,310 million for the full year of 2017, from $1,296 million in 2016.  Free cash flow for the full year of 2017 decreased to $863 million, compared to $941 million in 2016. Cash flow performance was driven by higher Adjusted EBITDA, offset by higher cash taxes, interest and net capital expenditures.

Capital Allocation

The company repurchased $140 million of shares of its common stock during the full year of 2017.  The company has a total of $298 million remaining for repurchase under the existing share repurchase program.

2018 Full Year Guidance

The company is maintaining its full year guidance as highlighted below:

●	Total revenue growth on a constant currency basis: ~3%
●	Adjusted EBITDA margin growth on a constant currency basis: ~(60)bps
●	GAAP net income per share: $1.40 - $1.46

●	Free cash flow: ~$800 million

Our 2018 guidance presented above does not include any impact from the TCJA. We anticipate that this tax reform legislation will result in a 2018 effective tax rate of approximately 32% to 34%. We expect that this lower 2018 tax rate will be driven by a lower U.S. corporate income tax rate and partially offset by the changes to certain business exclusions, deductions, credits and international tax provisions, all of which will be subject to change based upon our interpretations of the tax laws, along with subsequent regulations and guidance. In 2018, we expect a portion of these benefits to be reinvested in key initiatives to drive future growth and profitability.

Conference Call and Webcast

Nielsen will hold a conference call to discuss its fourth quarter and full year 2017 results at 8:00 a.m. U.S. Eastern Time (ET) on February 8, 2018. The audio and slides for the call can be accessed live by webcast at http://nielsen.com/investors or by dialing +1-866-393-4306. Callers outside the U.S. can dial +1-734-385-2616. The passcode for the call is “9897584.” An audio replay and transcript will be available on the investor relations website after the call.

Forward-looking Statements

This news release includes information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements include those set forth under “2018 Full Year Guidance” above as well as those that may be identified by words such as “will”, “intend”, “expect”, “anticipate”, “should”, “could” and similar expressions. These statements are subject to risks and uncertainties, and actual results and events could differ materially from what presently is expected. Factors leading thereto may include, without limitations, general economic conditions, conditions in the markets Nielsen is engaged in, behavior of customers, suppliers and competitors, technological developments, as well as legal and regulatory rules affecting Nielsen’s business and specific risk factors discussed in other releases and public filings made by the company (including those described in the forward-looking statements can be found under the section entitled “Part I—Item 1A. Risk Factors” of the company’s most recent Annual Report on Form 10-K, as such factors may be updated in other filings with the SEC). This list of factors is not intended to be exhaustive. Such forward-looking statements only speak as of the date of this press release, and we assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events, or other factors, except as required by law.

About Nielsen

Nielsen Holdings plc (NYSE: NLSN) is a global performance management company that provides a comprehensive understanding of what consumers watch and buy. Nielsen’s Watch segment provides media and advertising clients with Total Audience measurement services across all devices where content — video, audio and text — is consumed. The Buy segment offers consumer packaged goods manufacturers and retailers the industry’s only global view of retail performance measurement. By integrating information from its Watch and Buy segments and other data sources, Nielsen provides its clients with both world-class measurement as well as analytics that help improve performance.  Nielsen, an S&P 500 company, has operations in over 100 countries that cover more than 90 percent of the world’s population. For more information, visit www.nielsen.com.

From time to time, Nielsen may use its website and social media outlets as channels of distribution of material company information. Financial and other material information regarding the company is routinely posted and accessible on our website at http://www.nielsen.com/investors and our Twitter account at http://twitter.com/Nielsen.

Results of Operations—(Three and Twelve Months Ended December 31, 2017 and 2016)

The following table sets forth, for the periods indicated, the amounts included in our condensed consolidated statements of operations:

	Three Months Ended December 31, (Unaudited)		Twelve Months Ended December 31, (Unaudited)
(IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)	2017	2016	2017	2016
Revenues	$1,761	$1,656	$6,572	$6,309
Cost of revenues	734	670	2,765	2,607
Selling, general and administrative expenses	475	460	1,862	1,851
Depreciation and amortization(1)	163	153	640	603
Restructuring charges	32	32	80	105
Operating income	357	341	1,225	1,143
Interest income	1	1	4	4
Interest expense	(97)	(86)	(374)	(333)
Foreign currency exchange transaction losses, net	(1)	(3)	(10)	(6)
Other (expense)/income, net	(14)	8	(17)	8
Income from continuing operations before income taxes	246	261	828	816
Provision for income taxes	(162)	(101)	(388)	(309)
Net income	84	160	440	507
Net income attributable to noncontrolling interests	3	1	11	5
Net income attributable to Nielsen stockholders	$81	$159	$429	$502
Net income per share of common stock, basic
Net income attributable to Nielsen stockholders	$0.23	$0.44	$1.20	$1.40
Net income per share of common stock, diluted
Net income attributable to Nielsen stockholders	$0.23	$0.44	$1.20	$1.39
Weighted-average shares of common stock outstanding, basic	356,219,487	357,421,305	356,714,940	358,830,080
Dilutive shares of common stock	1,174,227	2,287,047	1,337,493	3,337,049
Weighted-average shares of common stock outstanding, diluted	357,393,714	359,708,352	358,052,433	362,167,129

(1) Depreciation and amortization associated with tangible and intangible assets acquired in business combinations were $55 million and $219 million, respectively, for the three and twelve months ended December 31, 2017 and $52 million and $210 million, respectively, for the three and twelve months ended December 31, 2016.

Certain Non-GAAP Measures

We use the non-GAAP financial measures discussed below to evaluate our results of operations, financial condition, liquidity and indebtedness. We believe that the presentation of these non-GAAP measures provides useful information to investors regarding financial and business trends related to our results of operations, cash flows and indebtedness and that when this non-GAAP financial information is viewed with our GAAP financial information, investors are provided with valuable supplemental information regarding our results of operations, thereby facilitating period-to-period comparisons of our business performance and is consistent with how management evaluates the company’s operating performance and liquidity. In addition, these non-GAAP measures address questions the Company routinely receives from analysts and investors and, in order to assure that all investors have access to similar data the Company has determined that it is appropriate to make this data available to all investors.  None of the non-GAAP measures presented should be considered as an alternative to net income or loss, operating income or loss, cash flows from operating activities, total indebtedness or any other measures of operating performance and financial condition, liquidity or indebtedness derived in accordance with GAAP. These non-GAAP measures have important limitations as analytical tools and should not be considered in isolation or as substitutes for an analysis of our results as reported under GAAP. Our use of these terms may vary from the use of similarly-titled measures by others in our industry due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation.

Constant Currency Presentation

We evaluate our results of operations on both an as reported and a constant currency basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates. We believe providing constant currency information provides valuable supplemental information regarding our results of operations, thereby facilitating period-to-period comparisons of our business performance and is consistent with how management evaluates the company’s performance. We calculate constant currency percentages by converting our prior-period local currency financial results using the current period exchange rates and comparing these adjusted amounts to our current period reported results. No adjustment has been made to foreign currency exchange transaction gains or losses in the calculation of constant currency net income.

The below table presents a reconciliation from revenue on a reported basis to revenue on a constant currency basis for the three and twelve months ended December 31, 2017.

(IN MILLIONS) (UNAUDITED)	Three Months Ended December 31, 2017 Reported	Three Months Ended December 31, 2016 Reported	% Variance 2017 vs. 2016 Reported	Three Months Ended December 31, 2016 Constant Currency	% Variance 2017 vs. 2016 Constant Currency

Revenues by segment
Developed Markets	$527	$545	(3.3)%	$565	(6.7)%
Emerging Markets	304	283	7.4%	290	4.8%
Core Buy	$831	$828	0.4%	$855	(2.8)%
Corporate	$17	$40	(57.5)%	$40	(57.5)%
Buy	$848	$868	(2.3)%	$895	(5.3)%

Audience Measurement (Video and Text)	$626	$519	20.6%	$525	19.2%
Audio	131	120	9.2%	120	9.2%
Marketing Effectiveness	113	83	36.1%	85	32.9%
Core Watch	$870	$722	20.5%	$730	19.2%
Corporate/Other Watch	43	66	(34.8)%	65	(33.8)%
Watch	$913	$788	15.9%	$795	14.8%
Total Core Buy and Watch	$1,701	$1,550	9.7%	$1,585	7.3%
Total	$1,761	$1,656	6.3%	$1,690	4.2%

(IN MILLIONS) (UNAUDITED)	Twelve Months Ended December 31, 2017 Reported	Twelve Months Ended December 31, 2016 Reported	% Variance 2017 vs. 2016 Reported	Twelve Months Ended December 31, 2016 Constant Currency	% Variance 2017 vs. 2016 Constant Currency

Revenues by segment
Developed Markets	$1,999	$2,096	(4.6)%	$2,108	(5.2)%
Emerging Markets	1,164	1,063	9.5%	1,070	8.8%
Core Buy	$3,163	$3,159	0.1%	$3,178	(0.5)%
Corporate	$68	$163	(58.3)%	$163	(58.3)%
Buy	$3,231	$3,322	(2.7)%	$3,341	(3.3)%

Audience Measurement (Video and Text)	$2,308	$1,978	16.7%	$1,984	16.3%
Audio	501	500	0.2%	500	0.2%
Marketing Effectiveness	350	287	22.0%	289	21.1%
Core Watch	$3,159	$2,765	14.2%	$2,773	13.9%
Corporate/Other Watch	182	222	(18.0)%	218	(16.5)%
Watch	$3,341	$2,987	11.9%	$2,991	11.7%
Total Core Buy and Watch	$6,322	$5,924	6.7%	$5,951	6.2%
Total	$6,572	$6,309	4.2%	$6,332	3.8%

The below table presents a reconciliation of Net Income and Adjusted EBITDA on a reported basis to a constant currency basis for the three and twelve months ended December 31, 2017.

(IN MILLIONS) (UNAUDITED)	Three Months Ended December 31, 2017 Reported	Three Months Ended December 31, 2016 Reported	% Variance 2017 vs. 2016 Reported	Three Months Ended December 31, 2016 Constant Currency	% Variance 2017 vs. 2016 Constant Currency

Net Income attributable to Nielsen Stockholders	$81	$159	(49.1)%	$164	(50.6)%

Adjusted EBITDA	$579	$548	5.7%	$558	3.8%

(IN MILLIONS) (UNAUDITED)	Twelve Months Ended December 31, 2017 Reported	Twelve Months Ended December 31, 2016 Reported	% Variance 2017 vs. 2016 Reported	Twelve Months Ended December 31, 2016 Constant Currency	% Variance 2017 vs. 2016 Constant Currency

Net Income attributable to Nielsen Stockholders	$429	$502	(14.5)%	$512	(16.2)%

Adjusted EBITDA	$2,035	$1,938	5.0%	$1,951	4.3%

Measures Excluding Impact of Enactment of Tax Cuts and Jobs Act (“TCJA”)

During the fourth quarter of 2017, the company recorded a provisional non-cash tax charge of $104 million, or $0.29 per share related to the enactment of the TCJA. The provisional tax charge was incurred as a result of the TCJA and includes a one-time repatriation tax.  This provisional amount is subject to adjustment during a measurement period of one year following the enactment of TCJA, as provided by recent SEC guidance. Net income, net income per share on a diluted basis, provision for income taxes and the effective tax rate are all measures for which Nielsen provides the reported GAAP measure and an adjusted measure. The adjusted measures are not in accordance with, nor are they a substitute for, GAAP measures. The Company considered these non-GAAP measures in evaluating and managing the Company’s operations and believes that discussion of results adjusted for this item is meaningful to investors as it provides useful analysis of ongoing underlying operating trends. The determination of this item may not be comparable to similarly titled measures used by other companies.

The below tables present a reconciliation of net income attributable to Nielsen stockholders, net income per share of common stock on diluted basis, provision for income taxes, and the effective tax rate to the Non-GAAP measures adjusted to exclude the impact of the enactment of the TCJA, for the three and twelve months ended December 31, 2017 and 2016.

(IN MILLIONS) (UNAUDITED)	Three Months Ended December 31, 2016 Reported	Three Months Ended December 31, 2017 Reported	Adjustment for TCJA		Adjusted Non-GAAP Measure

Operating incomes	$341	$357		$-	$357
Income from continuing operations before taxes	$261	$246		$-	$246
Provision for income taxes	$101	$162		$(104)	$58
Effective tax rate	38.7%	65.9%			23.6%

Net income attributable to Nielsen stockholders	$159	$81		$104	$185
Net income per share of common stock, diluted	$0.44	$0.23		0.29	$0.52
Net income per share of common stock, diluted percent change		(47.7)%	$		18.2%

(IN MILLIONS) (UNAUDITED)	Twelve Months Ended December 31, 2016 Reported	Twelve Months Ended December 31, 2017 Reported	Adjustment for TCJA		Adjusted Non-GAAP Measure

Operating incomes	$1,143	$1,225		$-	$1,225
Income from continuing operations before taxes	$816	$828		$-	$828
Provision for income taxes	$309	$388		$(104)	$284
Effective tax rate	37.9%	46.9%			34.3%

Net income attributable to Nielsen stockholders	$502	$429		$104	$533
Net income per share of common stock, diluted	$1.39	$1.20		0.29	$1.49
Net income per share of common stock, diluted percent change		(13.7)%	$		7.2%

Adjusted EBITDA

We define Adjusted EBITDA as net income or loss from our consolidated statements of operations before interest income and expense, income taxes, depreciation and amortization, restructuring charges, stock-based compensation expense and other non-operating items from our consolidated statements of operations as well as certain other items that arise outside the ordinary course of our continuing operations specifically described below.

Restructuring charges: We exclude restructuring expenses, which primarily include employee severance, office consolidation and contract termination charges, from our Adjusted EBITDA to allow more accurate comparisons of the financial results to historical operations and forward-looking guidance. By excluding these expenses from our non-GAAP measures, management is better able to evaluate our ability to utilize our existing assets and estimate the long-term value these assets will generate for us. Furthermore, we believe that the adjustments of these items more closely correlate with the sustainability of our operating performance.

Stock-based compensation expense: We exclude the impact of costs relating to stock-based compensation. Due to the subjective assumptions and a variety of award types, we believe that the exclusion of stock-based compensation expense, which is typically non-cash, allows for more meaningful comparisons of operating results to peer companies. Stock-based compensation expense can vary significantly based on the timing, size and nature of awards granted.

Other non-operating expenses, net: We exclude foreign currency exchange transaction gains and losses primarily related to intercompany financing arrangements as well as other non-operating income and expense items, such as, gains and losses recorded on business combinations or dispositions, sales of investments, net income attributable to noncontrolling interests and early redemption payments made in connection with debt refinancing. We believe that the adjustments of these items more closely correlate with the sustainability of our operating performance.

Other items: To measure operating performance, we exclude certain expenses and gains that arise outside the ordinary course of our continuing operations. Such costs primarily include legal settlements, acquisition related expenses, business optimization costs and other transaction costs. We believe the exclusion of such amounts allows management and the users of the financial statements to better understand our financial results.

Adjusted EBITDA is not a presentation made in accordance with GAAP, and our use of the term Adjusted EBITDA may vary from the use of similarly-titled measures by others in our industry due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation.

We use Adjusted EBITDA to measure our performance from period to period both at the consolidated level as well as within our operating segments, to evaluate and fund incentive compensation programs and to compare our results to those of our competitors. In addition to Adjusted EBITDA being a significant measure of performance for management purposes, we also believe that this presentation provides useful information to investors regarding financial and business trends related to our results of operations and that when non-GAAP financial information is viewed with GAAP financial information, investors are provided with a more meaningful understanding of our ongoing operating performance.

Adjusted EBITDA should not be considered as an alternative to net income or loss, operating income, cash flows from operating activities or any other performance measures derived in accordance with GAAP as measures of operating performance or cash flows as measures of liquidity. Adjusted EBITDA has important limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP.

The below table presents reconciliations from net income to Adjusted EBITDA for the three and twelve months ended December 31, 2017 and 2016:

	Three Months Ended December 31, (Unaudited)		Twelve Months Ended December 31, (Unaudited)
(IN MILLIONS)	2017	2016	2017	2016
Net income	$81	$159	$429	$502
Interest expense, net	96	85	370	329
Provision for income taxes	162	101	388	309
Depreciation and amortization	163	153	640	603
EBITDA	502	498	1,827	1,743
Other non-operating (income)/expense, net	18	(4)	38	3
Restructuring charges	32	32	80	105
Stock-based compensation expense	10	14	45	51
Other items(a)	17	8	45	36
Adjusted EBITDA	$579	$548	$2,035	$1,938
(a)

For the three and twelve months ended December 31, 2017 other items primarily consist of transaction related costs and business optimization costs. For the three and twelve months ended December 31, 2016 other items primarily consist of business optimization costs.

Free Cash Flow

          We define free cash flow as net cash provided by operating activities, plus contributions to the Nielsen Foundation, less capital expenditures, net. We believe providing free cash flow information provides valuable supplemental liquidity information regarding the cash flow that may be available for discretionary use by us in areas such as the distributions of dividends, repurchase of common stock, voluntary repayment of debt obligations or to fund our strategic initiatives, including acquisitions, if any. However, free cash flow does not represent residual cash flows entirely available for discretionary purposes; for example, the repayment of principal amounts borrowed is not deducted from free cash flow. Key limitations of the free cash flow measure include the assumptions that we will be able to refinance our existing debt when it matures and meet other cash flow obligations from financing activities, such as principal payments on debt. Free cash flow is not a presentation made in accordance with GAAP. The following table presents reconciliation from net cash provided by operating activities to free cash flow:

	Three Months Ended December 31, (Unaudited)		Twelve Months Ended December 31, (Unaudited)
(IN MILLIONS)	2017	2016	2017	2016
Net cash provided by operating activities	$506	$543	$1,310	$1,296
Plus: Non-recurring contribution to the Nielsen Foundation	—	—	—	36
Less: Capital expenditures, net	(156)	(67)	(447)	(391)
Free cash flow	$350	$476	$863	$941

Net Debt and Net Debt Leverage Ratio

The net debt leverage ratio is defined as net debt (gross debt less cash and cash equivalents) as of the balance sheet date divided by Adjusted EBITDA for the twelve months then ended. Net debt and the net debt leverage ratio are commonly used metrics to evaluate and compare leverage between companies and are not presentations made in accordance with GAAP. The calculation of net debt and the net debt leverage ratio as of December 31, 2017 is as follows:

(IN MILLIONS) (Unaudited)
Gross debt as of December 31, 2017	$8,441
Less: cash and cash equivalents as of December 31, 2017	(656)
Net debt as of December 31, 2017	$7,785
Adjusted EBITDA for the year ended December 31, 2017	$2,035
Net debt leverage ratio as of December 31, 2017	3.83x

2018 Guidance Non-GAAP Reconciliations

         The below table presents the reconciliation from net income to Adjusted EBITDA for our 2018 guidance:

(IN MILLIONS)
Net income	$500 - 525
Interest expense, net	385 - 395
Provision for income taxes	310 - 330
Depreciation and amortization	640 - 660
Restructuring charges	85 - 95
Stock-based compensation expense and other	100 - 120
Adjusted EBITDA	$2,060 – 2,090

          The below table presents a reconciliation from revenue on a reported basis to revenue on a constant currency basis for our 2018 guidance:

(IN MILLIONS)	2018 Guidance		% Variance Constant Currency		2017 Revenue Constant Currency
Total Revenue	$	~6,920	$	~3.0%	$6,718

          The below table presents reconciliation from net cash provided by operating activities to free cash flow for our 2018 guidance:

(IN MILLIONS)
Net cash provided by operating activities	~$1,300
Less: Capital expenditures, net	~(500)
Free cash flow	~$800